CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 435 and Amendment No. 438 to the Registration Statement on Form N-1A of EA Series Trust and to the use of our report dated November 27, 2024 on the financial statements and financial highlights of ARK 21Shares Active Ethereum Futures Strategy ETF, ARK 21Shares Active Bitcoin Ethereum Strategy ETF, ARK 21Shares Active On-Chain Bitcoin Strategy ETF, ARK 21Shares Active Bitcoin Futures Strategy ETF, and ARK 21Shares Blockchain and Digital Economy Innovation ETF, each a series of EA Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2025